Exhibit 99.(k)(3)

ORGANIZATIONAL AND OFFERING EXPENSE SUPPORT AND REIMBURSEMENT AGREEMENT

This Organizational and Offering Expense Support and Reimbursement Agreement (the “Agreement”) is made this [    ] day of [                    ], 2024, by and between Eagle Point Defensive Income Trust, a Delaware statutory trust (the “Fund”), and Eagle Point Defensive Income Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated [                    ], entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it may be appropriate and in the best interests of the Fund for the Adviser to pay certain expenses of the Fund.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Adviser Expense Payments to the Fund

(a)	Pursuant to the Fund’s registration statement on Form N-2, the Fund will pay for organizational and offering (“O&O”) expenses up to a limit of 1.50% of gross proceeds raised in the Fund’s offering of its shares of beneficial interest. Subject to this limit, the Fund may pay O&O expenses directly or in the form of reimbursement to affiliates of the Fund, the Adviser or the Administrator that have paid Fund O&O expenses on its behalf (such reimbursement by the Fund is herein referred to as an “Affiliate O&O Expense Reimbursement”). In connection with any Affiliate O&O Expense Reimbursement, the Adviser may deliver a notice in the form of Appendix A to this Agreement.

(b)	Any O&O expenses subject to Affiliate O&O Expense Reimbursement are reimbursable by the Fund up to three years after the date on which such O&O expenses were paid on the Fund’s behalf. Reimbursement can only be made if the Fund is able to make the Affiliate O&O Expense Reimbursement without exceeding the 1.50% limit described in Section 1(a), above, at the time of such reimbursement. Reimbursement must be approved by the Board of Trustees of the Fund.

2. Termination and Survival

(a)            This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c)	This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the Board of Trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s common shares of beneficial interest on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d)	Sections 2 and 3 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 1 of this Agreement shall survive any termination of this Agreement with respect to any O&O expenses that have not been reimbursed by the Fund to the Adviser.

3. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is a registered investment company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Agreement and Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the Board of Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

EAGLE POINT DEFENSIVE INCOME TRUST

By:
Name:	Kenneth Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME MANAGEMENT LLC

By:
Name:	Kenneth Onorio
Title:	Chief Financial Officer

[Signature Page to Organizational and Offering Expense Support and Reimbursement Agreement]

Appendix A

Form of Notice of Expense Limitation Payment or Reimbursement

☐ Expense Limitation Payment

Expense Limitation Payment Effective Date:

Expense Limitation Payment Amount:

All Expense Limitation Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐ Reimbursement Payment

Reimbursement Effective Date:

Reimbursement Amount: